Exhibit 99.1

Annual Servicer’s Certificate
Provided by Nissan Motor Acceptance Corporation
to Holders of Notes and Certificates

NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Michael J. McConnell, Vice-President of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as an Authorized Officer of the Company:

(1)           The undersigned has caused a review, under his supervision, to be made of:  i) the activities; and ii) the performance under the Agreement, of the Company during the period from November 12, 2015 through March 31, 2016 (the “Reporting Period”); and

(2)           To the best of the undersigned’s knowledge, based upon such review, i) the Company has fulfilled all its obligations under the Agreement in all material respects during the Reporting Period; and ii) no Servicer Default has occurred.

This Officer’s Certificate is being furnished pursuant to (i) Section 3.01(c) of the Servicing Agreement, as may be amended, modified or supplemented from time to time, dated as of March 1, 1999, by and among Nissan-Infiniti LT, NILT Trust, as UTI Beneficiary, and the Company, as Servicer; and (ii) Section 8.11(b) of the 2015-B SUBI Servicing Supplement, dated as of November 12, 2015, by and among Nissan-Infiniti LT, as Titling Trust, NILT Trust, as Grantor and UTI Beneficiary, and the Company, as Servicer (the “Agreement”).

Capitalized terms not otherwise defined herein have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 15th day of June, 2016.

                          /s/ Michael J. McConnell________________
                         Michael J. McConnell
                         Vice President